EXHIBIT 99.1
American Eagle Outfitters
Reports First Quarter 2011 Results
Pittsburgh, May 25, 2011 — American Eagle Outfitters, Inc. (NYSE:AEO) today announced earnings for the first quarter ended April 30, 2011 of $0.14 per diluted share, compared to income from continuing operations of $0.17 per diluted share last year.
“While sales for the quarter came in lower than anticipated, we achieved EPS within our expected range. A higher merchandise margin and the positive impact of our expense control initiatives contributed to the bottom line. During the quarter, we continued to implement strategic initiatives across our brands that will position the business for improved performance in the second half of the year and fuel longer-term, profitable growth,” said Jim O’Donnell, chief executive officer.
First Quarter Results — Continuing Operations
Total sales for the quarter decreased 6% to $610 million, compared to $648 million last year. First quarter comparable store sales decreased 8%, compared to a 5% increase last year. For additional comparable store sales information for the period, see the accompanying sales results by brand table.
Gross profit was $232 million, or 38.0% as a rate to sales, compared to $258 million, or 39.7% as a rate to sales, last year. The merchandise margin increased 70 basis points. As a rate to sales, buying, occupancy and warehousing costs increased 240 basis points. This was primarily due to rent, reflecting the impact of new store openings and negative comparable store sales.
Selling, general and administrative expense decreased 6% to $158 million, compared to $169 million last year. As a rate to sales, SG&A was flat to last year at 26.0%. The decrease in SG&A resulted from expense savings efforts, which yielded reductions in compensation, supplies and services, partially offset by planned investments in advertising and costs associated with new store growth.
Operating income for the quarter was $38 million, compared to $54 million last year. The operating margin decreased to 6.3% from 8.2% last year.
Other income, net of $5 million includes a $0.01 per diluted share benefit related to auction rate security recoveries.
Income from continuing operations for the quarter was $28 million, or $0.14 per diluted share, compared to $36 million, or $0.17 per diluted share, last year. As a rate to sales, income from continuing operations decreased to 4.6% from 5.5% last year.

AEO Direct
The company’s direct-to-consumer business includes ae.com, aerie.com and 77kids.com. In the first quarter, sales increased 3% due to higher transactions driven by improved conversion. First quarter sales compared to a 1% increase last year.
Inventory
Total merchandise inventory at the end of the first quarter was $332 million, an increase of $5 million, or 2%, compared to last year. First quarter ending inventory at cost per foot was flat to last year.
Looking ahead to the second quarter, inventory plans reflect investments in key items and the expansion of the accessory business. For the apparel business, second quarter average weekly inventory per foot is planned to increase in the high single-digits and units are planned to decrease in the low single-digits. Including accessories, total inventory is planned to increase in the low double-digits with units increasing in the low single-digits.
Capital Expenditures
For the first quarter, capital expenditures were $38 million, compared to $19 million last year. Of the first quarter capital expenditures, approximately $28 million related to new and remodeled stores. The balance of the capital expenditures related to distribution center, information technology and other home office projects. The company continues to expect capital expenditures in the range of $90 million to $100 million, with slightly more than half related to new and remodeled stores.
Additionally, during the quarter the company acquired $33 million of trademark assets to support international operations. These trademark assets will be utilized in entering new markets in order to expand the overall international presence.
Real Estate
In the first quarter, the company opened six 77kids, three AE and two aerie stores. In addition, the company remodeled 32 stores. Store closings in the first quarter consisted of one AE store. The company continues to expect fiscal 2011 total square footage to increase in the low single-digits. For additional first quarter 2011 actual and fiscal 2011 guidance information, please refer to the accompanying real estate table.
Cash and Investments
The company ended the first quarter with total cash and investments of $611 million.
Future Outlook
The company currently expects second quarter EPS to be in a range of $0.10 to $0.13 per diluted share, compared to $0.13 per diluted share last year. Although it is early in the second quarter, sales have improved from the first quarter, reflecting better trends in key items. SG&A dollars are planned flat for the second quarter, with investments in new stores and advertising offset by continued expense savings.
For the year, the company continues to expect EPS to be similar to 2010 earnings from continuing operations of $1.02 per diluted share. SG&A expense is planned to increase in the low single-digits, with planned investments in new stores and advertising, partially offset by continued expense savings. Depreciation is expected to increase in the low single-digits for the year, and the effective tax rate is currently projected at 38%.
Conference Call Information
At 9:00 a.m. Eastern Time on May 25, 2011, the company’s management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning May 25, 2011 at 12:00 p.m. Eastern Time through June 15, 2011. To listen to the replay, dial 1-877-870-5176, or internationally dial 1-858-384-5517, and reference account 3055 and confirmation code 372058. An audio replay of the conference call will also be available at www.ae.com.
* * * *
American Eagle Outfitters, Inc., through its subsidiaries, (“AEO, Inc.”) offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters® brand targets 15 to 25 year old girls and guys, with 930 stores in the U.S. and Canada and online at www.ae.com. aerie® by american eagle offers Dormwear® and intimates collections for the AE® girl, with 150 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids® by american eagle®, is available online at www.77kids.com, as well as at 18 stores across the nation. The 77kids brand offers “kid cool,” durable clothing and accessories for kids ages zero to 14. AE.COM®, the online home of the brands of AEO, Inc. ships to 76 countries worldwide.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding second quarter and fiscal 2011 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters Inc.
Judy Meehan, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	April 30,	January 29,	May 1,
	2011	2011	2010
	(unaudited)		(unaudited)
ASSETS
Cash and cash equivalents	$474,668	$667,593	$535,239
Short-term investments	130,513	67,102	9,025
Merchandise inventory	331,588	301,208	326,417
Accounts receivable	31,464	36,721	39,637
Prepaid expenses and other	84,687	53,727	90,247
Deferred income taxes	49,023	48,059	45,439

Total current assets	1,101,943	1,174,410	1,046,004

Property and equipment, net	641,907	643,120	677,880
Intangible assets, net	40,454	7,485	5,327
Goodwill	11,710	11,472	11,413
Long-term investments	5,915	5,915	187,490
Non-current deferred income taxes	10,030	19,616	30,135
Other assets	20,379	17,980	16,941

Total Assets	$1,832,338	$1,879,998	$1,975,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$155,183	$167,723	$143,477
Note payable	—	—	17,500
Accrued compensation and payroll taxes	14,915	34,954	22,150
Accrued rent	70,873	70,390	66,907
Accrued income and other taxes	12,242	32,468	12,437
Unredeemed gift cards and gift certificates	29,187	41,001	26,866
Current portion of deferred lease credits	15,981	16,203	17,365
Other current liabilities and accrued expenses	24,566	25,098	17,350

Total current liabilities	322,947	387,837	324,052

Deferred lease credits	79,131	78,606	89,504
Non-current accrued income taxes	40,310	38,671	35,163
Other non-current liabilities	23,486	23,813	20,114

Total non-current liabilities	142,927	141,090	144,781

Commitments and contingencies	—	—	—
Preferred stock	—	—	—
Common stock	2,496	2,496	2,496
Contributed capital	543,393	546,597	534,765
Accumulated other comprehensive income	33,573	28,072	21,056
Retained earnings	1,716,173	1,711,929	1,749,513
Treasury stock	(929,171)	(938,023)	(801,473)

Total stockholders’ equity	1,366,464	1,351,071	1,506,357

Total Liabilities and Stockholders’ Equity	$1,832,338	$1,879,998	$1,975,190

Current Ratio	3.41	3.03	3.23

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	April 30,	% of	May 1,	% of
	2011	Sales	2010	Sales

Net sales	$609,562	100.0%	$648,462	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	377,801	62.0%	390,766	60.3%

Gross profit	231,761	38.0%	257,696	39.7%
Selling, general and administrative expenses	158,491	26.0%	168,645	26.0%
Depreciation and amortization	34,880	5.7%	35,525	5.5%

Operating income	38,390	6.3%	53,526	8.2%
Other income, net	4,512	0.7%	121	0.0%

Income before income taxes	42,902	7.0%	53,647	8.2%
Provision for income taxes	14,577	2.4%	17,785	2.7%

Income from continuing operations	28,325	4.6%	35,862	5.5%
Loss from discontinued operations, net of tax	—	0.0%	(24,940)	-3.8%

Net income	$28,325	4.6%	$10,922	1.7%

Basic income per common share:
Income from continuing operations	$0.15		$0.17
Loss from discontinued operations	—		(0.12)

Net income per basic share	$0.15		$0.05

Diluted income per common share:
Income from continuing operations	$0.14		$0.17
Loss from discontinued operations	—		(0.12)

Net income per diluted share	$0.14		$0.05

Weighted average common shares outstanding — basic	194,683		207,718
Weighted average common shares outstanding — diluted	196,633		210,285

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	13 Weeks Ended
	April 30,	May 1,
	2011	2010
Operating activities:
Net income	$28,325	$10,922
Loss from discontinued operations	—	24,940

Income from continuing operations	28,325	35,862

Adjustments to reconcile income from continuing operations to net cash used for operating activities:
Depreciation and amortization	35,534	37,124
Share-based compensation	2,506	12,064
Provision for deferred income taxes	8,708	11,594
Tax benefit from share-based payments	256	13,942
Excess tax benefit from share-based payments	(139)	(4,023)
Foreign currency transaction gain	(219)	(113)
Realized loss on sale of investment securities	—	225
Changes in assets and liabilities:
Merchandise inventory	(28,674)	(2,922)
Accounts receivable	5,445	(5,723)
Prepaid expenses and other	(30,327)	(43,487)
Other assets	(2,400)	(341)
Accounts payable	(7,301)	(14,132)
Unredeemed gift cards and gift certificates	(11,960)	(12,622)
Deferred lease credits	(174)	(1,785)
Accrued compensation and payroll taxes	(20,110)	(34,473)
Accrued income and other taxes	(18,749)	(11,874)
Accrued liabilities	90	(6,580)

Total adjustments	(67,514)	(63,126)

Net cash used for operating activities from continuing operations	$(39,189)	$(27,264)
Investing activities:
Capital expenditures for property and equipment	(37,744)	(19,071)
Acquisition of intangible assets	(33,151)	(394)
Purchase of available-for-sale securities	(111,199)	—
Sale of available-for-sale securities	48,887	6,850

Net cash used for investing activities from continuing operations	$(133,207)	$(12,615)
Financing activities:
Payments on capital leases	(756)	(563)
Repayment of note payable	—	(12,500)
Repurchase of common stock as part of publicly announced programs	—	(71,809)
Repurchase of common stock from employees	(2,181)	(17,946)
Net proceeds from stock options exercised	2,539	3,610
Excess tax benefit from share-based payments	139	4,023
Cash used to net settle equity awards	—	(6,434)
Cash dividends paid	(21,430)	(20,906)

Net cash used for financing activities from continuing operations	$(21,689)	$(122,525)

Effect of exchange rates on cash	1,160	1,303

Cash flows of discontinued operations
Net cash provided by operating activities	—	2,386
Net cash used for investing activities	—	(6)
Net cash used for financing activities	—	—
Effect of exchange rate on cash	—	—

Net cash provided by discontinued operations	$—	$2,380

Net decrease in cash and cash equivalents	$(192,925)	$(158,721)
Cash and cash equivalents — beginning of period	667,593	693,960

Cash and cash equivalents — end of period	$474,668	$535,239

AMERICAN EAGLE OUTFITTERS, INC.
SALES RESULTS BY BRAND
(Dollars in thousands)
(unaudited)

	First Quarter
	Comparable Store Sales
	2011	2010
American Eagle Outfitters, Inc.	-8%	5%

AE Brand	-8%	5%
aerie	-7%	23%
AEO Direct (1)	3%	1%

(1)	AEO Direct is comprised of ae.com, aerie.com and 77kids.com. AEO Direct is not included in consolidated comparable store sales.

AMERICAN EAGLE OUTFITTERS, INC.
REAL ESTATE INFORMATION
(unaudited)

	First Quarter	Fiscal 2011
	Fiscal 2011	Guidance
Consolidated stores at beginning of period	1,086	1,086
Consolidated stores opened during the period
AE Brand	3	14
aerie	2	10
77kids	6	12
Consolidated stores closed during the period
AE Brand	(1)	(15)-(25)

Total consolidated stores at end of period	1,096	1,097 - 1,107

Stores remodeled during the period	32	60-65
Total gross square footage at end of period	6,397,205	Not Provided